UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2007

SUNPOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51593	94-3008969
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 6, 2007, SunPower Energy Systems Spain, S.L. (“SunPower”), an indirect subsidiary of SunPower Corporation, entered into Engineering, Procurement and Construction agreements (the “EPC Agreements”) with Naturener Solar Tinajeros, S.L.U, Moralas Renovables, S.L. and Almuradiel Solar, S.L., each of which are corporate affiliates of The Naturener Group. The Agreements provide the general terms pursuant to which SunPower will design and construct three solar photovoltaic plants representing a combined total of approximately 21 megawatts peak power in the Castilla La Mancha region of Spain. The EPC Agreements also include, to various degrees, termination rights in favor of either party in the event certain of the following conditions precedent are not met by specified deadlines: receipt of confirmation of the availability of bank financing, receipt of necessary permits, licenses or other governmental approvals, receipt of satisfactory final site reports, and/or the confirmation and review of technical specifications. The EPC Agreements collectively represent a material revenue opportunity for SunPower, as well as for SunPower Corporation on a consolidated basis.

Item 7.01. Regulation FD Disclosure.

On November 8, 2007, SunPower Corporation issued a press release announcing SunPower’s entry into the EPC Agreements. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2007

SunPower Corporation

By:	/s/ Emmanuel Hernandez
Name:	Emmanuel Hernandez
Title:	Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated November 8, 2007